Exhibit 16.1

Tel: 310-557-0300	515 S Flower St, 47th Floor
Fax: 310-557-1777	Los Angeles, CA 90071
www.bdo.com

April 27, 2020

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 24, 2020, to be filed by our former client, Apollo Medical Holdings, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,